FOR IMMEDIATE RELEASE

For:                  MobileMedia Corporation
Media Contact:        Krista Grossman 201/969-4959
Investor Contact:     Lynne Burns 201/969-4999

For:                  TSR Wireless, LLC
Contact:              Erik Volfing, Vice President Finance 201/947-5300
                      Kristine Wolf, Director of Corporate Communications
                      201/947-5300


                         TSR WIRELESS WITHDRAWS PROPOSAL
                             TO ACQUIRE MOBILEMEDIA

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FORT LEE, NJ, April 9, 1999--MobileMedia Corporation and TSR Wireless, LLC
("TSR") jointly announced that TSR has withdrawn its proposal to acquire MobileMedia as part of an alternative reorganization plan (the "Objectors Proposal") proposed by certain creditors that had objected to MobileMedia's Third Amended Plan of Reorganization (the "Plan"). The Plan provides for the merger of MobileMedia into Arch Communications Group, Inc. ("Arch") (Nasdaq:
APGR).

MobileMedia indicated that the objecting creditors had withdrawn their Objectors Proposal and that MobileMedia expects the Bankruptcy Court to approve the Plan on April 12, 1999 at the continued confirmation hearing, with the merger with Arch closing thereafter in early June, 1999.

TSR indicated that it had decided not to proceed with its proposal given the timing constraints imposed by the bankruptcy process. TSR stated that it wished MobileMedia well in its merger with Arch. MobileMedia indicated that it was appreciative of the interest shown by TSR.

MobileMedia filed a voluntary petition under chapter 11 of the U.S. Bankruptcy Code on January 30, 1997. MobileMedia and Arch executed their merger agreement on August 19, 1998 and have since executed certain amendments thereto. On December 2, 1998, MobileMedia also filed the Plan, which provides for the merger. The Federal Communications Commission approved the transfer of wireless messaging licenses from MobileMedia to Arch by order dated February 2, 1999 and released on February 5, 1999.

Safe harbor statement under the Private Litigation Reform Act of 1995:
Statements contained in this news release that are not historical fact, such as forward-looking statements, involve risks and uncertainties. Although MobileMedia believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Any forward-looking statements represent the best judgment of MobileMedia at the date of this release. MobileMedia disclaims any intent or obligation to update any forward-looking statements.

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